Exhibit 99.1

BED BATH & BEYOND INC. REPORTS NET EARNINGS OF $.33 PER SHARE

IN FISCAL FIRST QUARTER

•    Net Earnings for quarter increase by 20.5%;

•    Quarterly Net Sales Increase by 13.0%; Comparable Quarterly Store Sales Increase by 4.4%

UNION, New Jersey, June 22, 2005 — Bed Bath & Beyond Inc. today reported net earnings of $98.9 million ($.33 per share) in the fiscal first quarter ended May 28, 2005, an increase of approximately 20.5% from the $82.0 million ($.27 per share) earned in the fiscal first quarter of 2004.  Net sales for the fiscal first quarter of 2005 were approximately $1.244 billion, an increase of approximately 13.0% from net sales of approximately $1.101 billion in the fiscal first quarter of 2004.  Comparable store sales in the fiscal first quarter of 2005 grew by approximately 4.4%, compared with an increase of approximately 5.1% in last year’s fiscal first quarter.

As of May 28, 2005, the Company operated a total of 732 stores including 671 Bed Bath & Beyond stores (11 of which were opened during the fiscal first quarter) in 44 states and Puerto Rico.  As of that date, Christmas Tree Shops, Inc. operated 26 stores in 7 states, and Harmon Stores, Inc. operated 35 stores in 3 states.  Consolidated store space as of May 28, 2005 was approximately 23.2 million square feet.

Since the beginning of the fiscal second quarter on May 29, 2005, four new Bed Bath & Beyond stores have been opened, bringing the total number of Bed Bath & Beyond stores now in operation to 675 in 44 states and Puerto Rico.  Including those already opened year-to-date, the Company plans to open approximately 85 new Bed Bath & Beyond stores during fiscal 2005 (which ends on February 25, 2006).  One Christmas Tree Shop and one Harmon Store are expected to open during the fiscal second quarter and several others are planned to open before the end of the current fiscal year.

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Bed Bath & Beyond Inc. is a nationwide chain of retail stores.  The Company’s Bed Bath & Beyond stores sell better quality domestics merchandise and home furnishings.  The Company’s Christmas Tree Shops and Harmon Stores sell giftware and household items and health and beauty care items, respectively.  Shares of Bed Bath & Beyond Inc. are traded on NASDAQ under the symbol “BBBY” and are included in the Standard & Poor’s 500 Index and the NASDAQ-100 Index.  The Company is counted among the Fortune 500 and the Forbes 2000.

This press release may contain forward-looking statements.  Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, estimate, assume, continue, project, plan and similar words and phrases.  The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors that may be outside the Company’s control.  Such factors include, without limitation: general economic conditions, changes in the retailing environment and consumer spending habits; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; unusual weather patterns; competition from existing and potential competitors; competition from other channels of distribution; pricing pressures; the ability to find suitable locations at reasonable occupancy costs to support the Company’s expansion program; and the cost of labor, merchandise and other costs and expenses.  The Company does not undertake any obligation to update its forward-looking statements.

INVESTOR CONTACTS (at 908/688-0888):

Ronald Curwin	Kenneth C. Frankel	Paula J. Marbach
Chief Financial Officer	Director of Financial	Investor Relations
and Treasurer	Planning	Ext. 4552
Ext. 4550	Ext. 4554	Fax: 908-810-8813

(Tables Follow)

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	May 28, 2005	May 29, 2004

Net sales	$1,244,421	$1,100,917
Cost of sales	723,640	644,143
Gross profit	520,781	456,774
Selling, general and administrative expenses	369,897	328,067
Operating profit	150,884	128,707
Interest income	7,108	3,098
Earnings before provision for income taxes	157,992	131,805
Provision for income taxes	59,089	49,756
Net earnings	$98,903	$82,049

Net earnings per share - Basic	$0.34	$0.27
Net earnings per share - Diluted	$0.33	$0.27

Weighted average shares outstanding - Basic	294,413	300,417
Weighted average shares outstanding - Diluted	299,055	306,584

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, unaudited)

	May 28, 2005	May 29, 2004 (1)
Assets

Current assets:
Cash and cash equivalents	$224,528	$260,720
Short term investment securities	651,983	554,062
Merchandise inventories	1,238,976	1,065,519
Other current assets	108,943	106,492

Total current assets	2,224,430	1,986,793

Long term investment securities	362,436	303,833
Property and equipment, net	616,315	516,583
Goodwill	147,559	147,269
Other assets	21,602	21,462

	$3,372,342	$2,975,940

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$481,949	$428,294
Accrued expenses and other current liabilities	255,429	256,253
Merchandise credit and gift card liabilities	92,660	67,815
Income taxes payable	89,955	32,422

Total current liabilities	919,993	784,784

Deferred rent and other liabilities	132,046	111,562

Total liabilities	1,052,039	896,346

Total shareholders’ equity	2,320,303	2,079,594

	$3,372,342	$2,975,940

(1)          Reflects the classification of investments in auction rate securities as investments rather than as cash and cash equivalents to conform with current presentation.

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands, unaudited)

	Three Months Ended
	May 28, 2005	May 29, 2004 (1)
Cash Flows from Operating Activities:

Net earnings	$98,903	$82,049
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	25,760	22,427
Amortization	1,787	270
Tax benefit from exercise of stock options	7,873	2,707
Deferred income taxes	(325)	535
Increase in assets:
Merchandise inventories	(86,948)	(53,185)
Other current assets	(13,847)	(14,513)
Other assets	(45)	(30)
Increase (decrease) in liabilities:
Accounts payable	31,424	29,644
Accrued expenses and other current liabilities	738	(17,646)
Merchandise credit and gift card liabilities	5,599	4,627
Income taxes payable	8,591	(1,423)
Deferred rent and other liabilities	8,130	4,640

Net cash provided by operating activities	87,640	60,102

Cash Flows from Investing Activities:

Purchase of held-to-maturity investment securities	(102,736)	(143,145)
Redemption of held-to-maturity investment securities	10,715	50,000
Purchase of available-for-sale investment securities	(515,975)	(530,102)
Redemption of available-for-sale investment securities	546,300	547,965
Capital expenditures	(32,327)	(22,618)

Net cash used in investing activities	(94,023)	(97,900)

Cash Flows from Financing Activities:

Proceeds from exercise of stock options	8,803	4,018

Net cash provided by financing activities	8,803	4,018

Net increase (decrease) in cash and cash equivalents	2,420	(33,780)

Cash and cash equivalents:
Beginning of period	222,108	294,500
End of period	$224,528	$260,720

(1)          Reflects the classification of investments in auction rate securities as investments rather than as cash and cash equivalents to conform with current presentation.